UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 6, 2008

NOVADEL PHARMA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Minneakoning Road

Flemington, New Jersey 08822

(Address of principal executive offices) (Zip Code)

(908) 782-3431

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 6, 2008, NovaDel Pharma Inc., referred to herein as the Company, entered into a binding Securities Purchase Agreement to sell up to $4,000,000 of secured convertible promissory notes, referred to herein as the convertible notes, and accompanying warrants to certain accredited investors (the “Purchasers”), referred to herein as the 2008 Financing.  Approximately $1,500,000 shall be funded within three business days following the date on which the Company receives approval from the American Stock Exchange (“AMEX”) and satisfaction of customary closing conditions (the “Initial Closing”). Thereafter, upon stockholder approval and at the Company’s option, additional amounts shall be funded such that the total commitment, inclusive of the amount at the Initial Closing, equals up to $4,000,000 (the “Subsequent Closing”; together with the Initial Closing, the “Closings” and individually, each a “Closing”).

In the Initial Closing, the Company will issue the convertible notes, which convert into the Company’s common stock at a fixed price of $0.295 per share subject to certain adjustments, and warrants to purchase 3.0 million shares of the Company’s common stock, with an exercise price of $0.369 per share. The maturity date of the convertible notes issued in the Initial Closing is November 6, 2008.

In the Subsequent Closing(s), the Company will issue the convertible notes, which convert into the Company’s common stock at a price equal to the lesser of: (a) the closing market price of the Company’s stock on the date of such Subsequent Closing plus $0.075 per share; or (b) $1.05 per share. Warrants issued in the Subsequent Closing(s) shall be equal to 60% of the face value of the convertible notes issued in such Subsequent Closing, valuing the shares at the conversion price for the Subsequent Closing. The exercise price for the warrants shall equal 125% of the conversion price for the Subsequent Closing. The maturity date of the convertible notes issued in the Subsequent Closing shall be 180 days from the date of such Subsequent Closing.

Pursuant to the Securities Purchase Agreement, the convertibles notes and the warrants issuable at the Initial Closing will be subject to a cap on the number of shares of common stock that can be issued upon the conversion of the convertible notes and the exercise of the warrants until the Company receives shareholder approval in accordance with the AMEX rules. The cap of 5,000,000 shares limits the Purchasers’ beneficial ownership on the signing date to a maximum of 19.99% of the Company’s outstanding common stock.

The convertible notes accrue interest on their outstanding principal balances at an annual rate of 10%.  All unpaid principal, together with any accrued but unpaid interest and other amounts payable under the convertible notes, shall be due and payable upon the earliest to occur of (i) when such amounts are declared due and payable by the Purchasers on or after the date that is 180 days after the date of issuance; or (ii) upon the occurrence of any change of control event. At the option of the Purchasers, interest may be paid in cash or in common stock of the Company.  If the Company pays interest in common stock, the stock will be valued at the related conversion price for such convertible note.

At the Company’s option, it can redeem without penalty or premium a portion of, or all of, the principal owed under the convertible notes by providing the Purchasers with at least 5 days’ written notice; provided that the Purchasers shall retain conversion rights in respect of the convertible notes for such period of 5 days after the Company has given such notice. Each prepayment shall be accompanied by the payment of accrued and unpaid interest on the amount being prepaid, through the date of the prepayment.

The Company’s obligations under the convertible notes are secured by all of its assets and intellectual property, with the exception of certain excluded assets, as evidenced by the Security and Pledge Agreement, to be executed by the first closing. Excluded assets of the Company are (i) those assets that are the subject of NovaDel’s existing capital leases (approximately $529,000 in net book value of fixed assets as of March 31, 2008, on which $258,000 of capital lease obligations exist at March 31, 2008); (ii) the assets marked as “Assets held for sale” on NovaDel’s balance sheet as of December 31, 2007, which represented assets associated with the Company’s NitroMist™ product which is currently being targeted for sale, the amount for which was $492,000 as of December 31, 2007; and (iii) the assets marked as “Other Assets” on NovaDel’s balance sheet as of December 31, 2007, which represented assets held as security for the Company’s letters of credit and leased assets, the amount for which was $369,000 as of December 31, 2007.

In association with the Closings, the Purchasers will be issued warrants to purchase the Company’s common stock, exercisable six months and one day from the date of issuance until their expiration on the date that is five years from the date of issuance.  The warrants issued to the Purchasers in the Initial Closing represent the right to purchase the aggregate of 3.0 million shares of the Company’s common stock, with an exercise price of $0.369. The warrants issued to the Purchasers in the Subsequent Closing(s) shall be equal to 60% of the face value of the convertible notes issued in such Subsequent Closing, valuing the shares at the conversion price for the Subsequent Closing. The exercise price for the warrants issued in the Subsequent Closing shall equal 125% of the conversion price for the convertible notes in such Closing. The warrants provide a right of cashless exercise if, at the time of exercise, there is no effective registration statement registering the resale of the shares underlying the warrants.

The conversion rate of each convertible note and the exercise price of the warrants are subject to adjustment for certain events, including dividends, stock splits and combinations.

The Company has agreed to file an initial registration statement with the SEC to register the resale of common stock issuable pursuant to the 2008 Financing (including interest shares), referred to herein as the registrable shares, within 30 days of the signing date.  Also, the Company has agreed to respond to all SEC comment letters as promptly as reasonably possible and to use its best efforts to have the registration statement declared effective within 90 days of the signing date. These registration rights will cease once the registrable shares are eligible for sale by the Purchasers without restriction under Rule 144.  Upon certain events, the Company has agreed to pay as partial liquidated damages an amount equal to 1.0% of the aggregate purchase price paid by the Purchasers for any convertible notes then held by the Purchasers, but these payments may not exceed 10% of the aggregate purchase price paid by the Purchasers.

The Purchasers represented that they are “accredited investors” and agreed that the securities issued in the 2008 Financing bear a restrictive legend against resale without registration under the Securities Act.  The convertible notes and warrants were sold pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act and Regulation D thereunder.

The gross proceeds of the sale will be up to $4,000,000, of which approximately $1,500,000 will be funded in the Initial Closing.  The Company paid the Purchasers a non-refundable structuring/due diligence fee of $30,000.

On May 6, 2008, the Company issued a press release announcing the private placement transaction.

The foregoing description is subject to the terms of the final definitive agreements, which will be filed as exhibits to a Form 8-K or the Company’s next periodic report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release of NovaDel Pharma Inc. dated May 6, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaDel Pharma Inc.

By:	/s/ Michael E. Spicer
Name:	Michael E. Spicer
Title:	Chief Financial Officer and Corporate Secretary

Date: May 7, 2008